CONFIDENTIAL

Exhibit 10.63

SUMMARY OF MATERIAL TERMS AND CONDITIONS –

HEALTHMARKETS, INC. AND SUBSIDIARIES (COLLECTIVELY, “COMPANY”)

EXECUTIVE RETENTION PROGRAM (“PROGRAM”)

Participant: Derrick A Duke

Compensation: Annual Base Compensation–$400,000.00

Annual Bonus Compensation:

1)	Annual Target Bonus: 75% of Annual Base Compensation

2)	Annual Maximum Bonus: 200% of Annual Target Bonus

Guaranteed Elements of Annual Bonus Compensation:

1)	Guaranteed portion of annual bonus compensation:

a)	2010 annual bonus compensation: 66.66% of target bonus guaranteed or $199,980.00.

b)	2011 annual bonus compensation: 50% of target bonus guaranteed or $150,000.00.

c)	2012 annual bonus compensation: 50% of target bonus guaranteed or $150,000.00.

2)	Non-guaranteed portions of annual bonus compensation are subject to annual performance criteria to be approved by the Board of Directors or the Committee.

3)	Guaranteed portion of annual bonus compensation “vests” if you are employed continuously through the last day of the fiscal year.

4)	Guaranteed portion of annual bonus compensation is paid in equal pro rata installments on a quarterly basis in arrears.

a)	2010–$99,990.00 to be paid on 9-30-2010 and $99,990.00 to be paid on 12-31-2010, or as soon thereafter as administratively feasible.

b)	2011–$37,500.00 to be paid on the last day of each calendar quarter (3-30-2011, 6-30- 2011, 9-30-2011 and 12-31-2011) or as soon thereafter as administratively feasible.

c)	2012–$37,500.00 to be paid on the last day of each calendar quarter (3-30-2012, 6-30- 2012, 9-30-2012 and 12-31-2012) or as soon thereafter as administratively feasible.

5)

Payments made prior to the applicable vesting date are not earned and are subject to clawback. Subject to the exceptions set forth in 5(a) and (b) below, and to the extent permitted by Section 409A of the Code, payments made prior to the applicable vesting date are not earned and the

Derrick A Duke	Page 1 of 5

CONFIDENTIAL

Company will have the right to reduce any and all of the following amounts in order to offset such payments, including, (i) severance owed or payable by the Company to you upon your separation from the Company, (ii) gains from stock option exercise, restricted stock vesting or any other equity awards, and (iii) other amounts owed or payable by the Company to you in any form whatsoever, whether compensatory or otherwise. Without limiting the generality of the foregoing, the Company may reduce all proceeds payable pursuant to any put right, call right or other sale of Company equity by you in order to recover payments made prior to the applicable vesting date. To the extent necessary, this will constitute an amendment to the Stockholders Agreement, the Second Amended and Restated HealthMarkets 2006 Management Option Plan (“MOP”) and any other applicable award agreement.

a)

Payments are not subject to clawback and/or offset if your employment is terminated by the Company without Cause, by reason of your death or Disability, or you terminate your employment for Good Reason. For purposes of these Program terms and conditions, the terms “Cause,” “Disability,” and “Good Reason” will have the meanings given to them in your employment agreement with the Company.

b)	Clawback and/or offset would require the repayment of 75% of the gross amount of the payments made to you.

Retention Cash Compensation:

1)	Retention Cash Compensation: $1,125,000.00

2)	Retention Cash Compensation is divided into 3 Tranches as follows:

a)	Tranche A: 25% of Retention Cash Compensation; vests on 1st anniversary of Grant Date.

b)	Tranche B: 25% of Retention Cash Compensation; vests on 2nd anniversary of Grant Date.

c)	Tranche C: 50% of Retention Cash Compensation; vests on 3rd anniversary of Grant Date.

3)	Grant Date is June 30, 2010.

4)	Retention payments to be made as follows:

a)	Tranche A: to be paid in equal pro rata installments on a quarterly basis in arrears beginning on the Grant Date and ending on the 1st anniversary of the Grant Date:

i.	Scheduled payments of $70,312.50 to be paid on the last day of each calendar quarter (9-31-2010,12-31-2010, 3-31-2011 and 6-30-2011) or as soon thereafter as administratively feasible.

Derrick A Duke	Page 2 of 5

CONFIDENTIAL

b)	Tranche B: to be paid in equal pro rata installments on a quarterly basis in arrears beginning on the 1st anniversary of the Grant Date and ending on the 2nd anniversary of the Grant Date.

i.	Scheduled payments of $70,312.50 to be paid on the last day of each calendar quarter (9-31-2011, 12-31-2011, 3-30-2012 and 6-30-2012) or as soon thereafter as administratively feasible.

c)	Tranche C: to be paid in equal pro rata installments on a quarterly basis in arrears beginning on the 2nd anniversary of the Grant Date and ending on the 3rd anniversary of the Grant Date.

i	Scheduled payments of $140,625.00 to be paid on the last day of each calendar quarter (9-31-2012; 12-31-2012, 3-30-2013 and 6-30-2013) or as soon thereafter as administratively feasible.

5)

Payments made prior to the applicable vesting date are not earned and are subject to clawback. Subject to the exceptions set forth in 5(a) and (b) below, and to the extent permitted by Section 409A of the Code, payments made prior to the applicable vesting date are not earned and the Company will have the right to reduce any and all of the following amounts in order to offset such payments, including, (i) severance owed or payable by the Company to you upon your separation from the Company, (ii) gains from stock option exercise, restricted stock vesting or any other equity awards, and (iii) other amounts owed or payable by the Company to you in any form whatsoever, whether compensatory or otherwise. Without limiting the generality of the foregoing, the Company may reduce all proceeds payable pursuant to any put right, call right or other sale of Company equity by you in order to recover payments made prior to the applicable vesting date. To the extent necessary, this will constitute an amendment to the Stockholders Agreement, the MOP and any other applicable award agreement.

a)

Payments are not subject to clawback and/or offset if your employment is terminated by the Company without Cause, by reason of your death or Disability, or you terminate your employment for Good Reason.

b)	Clawback and/or offset would require the repayment of 75% of the gross amount of the payments made to you.

6)

Full acceleration of retention cash compensation pool payments upon a Change of Control where your employment is terminated by the Company (or successor) without Cause or you terminate your employment with the Company (or successor) for Good Reason during the 6 months following the Change of Control. The term “Change of Control” will have the meaning given to it in your employment agreement or offer letter, if any, with respect to your employment with the Company or, if not defined therein, in the MOP.

Derrick A Duke	Page 3 of 5

CONFIDENTIAL

a)	To the extent permitted by Section 409A of the Code, accelerated retention cash compensation pool payments to you per the above provision will be reduced by the amount of any severance paid to you.

Stock Option Grant: Refer to (a) the Nonqualified Stock Option Agreement made as of June 29, 2010 between you and the Company pursuant to which you were granted options to purchase 100,000 shares at an option price of $7.00 per share, provided to you on June 30, 2010 and (b) the MOP, a copy of which will be provided to you upon request.

Restricted Stock Grant: Refer to (a) the Restricted Share Agreement made as of June 29, 2010 between you and the Company pursuant to which you were granted 150,000 restricted shares, provided to you on June 30, 2010 and (b) the MOP, a copy of which will be provided to you upon request.

Current Employment Arrangements:

1)	You will retain your current employment agreement or offer letter with respect to your employment with the Company, including but not limited to severance arrangements, if any.

2)

To the extent that the terms of your employment agreement or offer letter are more favorable than the terms of the Program, the terms of the employment agreement or offer letter will control, except with respect to obligations relating to clawback and offset.

Confidentiality: The existence and terms of the Program, as well as your participation in the Program, constitute confidential information of the Company and must remain strictly confidential. Any disclosure of such information, other than to your spouse or as necessary to obtain legal or financial advice from your attorney, accountant or financial advisor, constitutes a breach of your confidentiality obligations and may be grounds for termination of your employment for cause.

At-Will Employment: You understand that HealthMarkets, Inc., Insphere Insurance Solutions, Inc. and The MEGA Life and Health Insurance Company are “at-will” employers in accordance with Texas state law and, as such, this summary does not constitute a contract of employment and does not guarantee your employment with the Company for a fixed term or definite period. Your employment may be terminated at the will of either party, with or without cause, and without prior notice.

Tax Withholding: All payments to be made hereunder shall be subject to all applicable federal and state tax withholding, FICA and Medicare taxes and all other applicable withholding. The Company is authorized to withhold from any amount payable under the Program all amounts of withholding and other taxes due in connection with any transaction under the Program and to take such other action as the Company may deem advisable to enable the Company and participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to participation in the Program. This authority shall include authority to withhold or receive shares of stock and to make cash payments in respect thereof in satisfaction of a participant’s minimum statutory required tax obligations.

Derrick A Duke	Page 4 of 5

CONFIDENTIAL

Agreement to Execute Additional Documents: Upon request by the Company, you agree to promptly execute and deliver to the Company any documents reasonably necessary to effectuate your participation in the Program or your receipt of payments and benefits under the Program.

Section 409A of the Code: To the extent applicable, it is intended that the terms and conditions of the Program be in full compliance with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and any other formal guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service (collectively, “Section 409A”). The Program will be construed, to the maximum extent permitted, in a manner to give effect to such intention. To the extent that any provision of the Program would result in a participant being subject to payment of the additional tax, interest and penalty under Section 409A, the Company reserves the right to amend the terms and conditions of the Program at any time in order to bring the Program into compliance with Section 409A; and thereafter interpret its provisions in a manner that complies with Section 409A. In no event whatsoever (including, but not limited to, as a result of this paragraph or otherwise) will the Company or any of its affiliates be liable for any tax, interest or penalties that may be imposed on a participant under Section 409A. Neither HealthMarkets nor any of its affiliates will have any obligation to indemnify or otherwise hold a participant harmless from any or all such taxes, interest or penalties, or liability for any damages related thereto.

Applicable Law. It is intended that the terms of the Program be in full compliance with applicable federal and state laws and regulations (“Applicable Law”). The Program will be construed, to the maximum extent permitted, in a manner to give effect to such intention. To the extent that the Company determines, in its sole discretion, that any term or condition of the Program does not comply (or potentially fails to comply) with Applicable Law, the Company reserves the right to: (a) terminate the Program as to all participants; (b) terminate the Program as to certain participants as the Company determines, in its sole discretion, is required to comply with Applicable Law; (c) suspend the Program, in whole or in part, including, without limitation, discontinuing all payments under the Program, as to all Participants or certain Participants, until such time as the Company, in its sole discretion, determines that the Program complies with Applicable Law; and (d) amend the Program, in any manner and at any time in order to bring the Program into compliance with Applicable Law, and thereafter interpret its provisions in a manner that complies with Applicable Law.

Derrick A Duke	Page 5 of 5